Exhibit 99.2

AIM ImmunoTech Highlights Ampligen® Opportunity to Potentially Extend Benefits of RAS-Targeted Therapies in Pancreatic Cancer

New investor presentation outlines scientific rationale for combining Ampligen’s immune-stimulating activity with daraxonrasib’s targeted RAS inhibition to potentially prolong clinical benefit

Previously reported Ampligen clinical observations support further investigation in pancreatic cancer

Phase 2 DURIPANC topline results expected in Q1 2027, with additional clinical and immune-response analyses anticipated in Q3 2027

Access the presentation here

OCALA, Fla., November 5, 2026 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced the release of a new investor presentation, “The Ampligen Opportunity,” highlighting the potential for Ampligen (rintatolimod) to complement emerging RAS-targeted therapies in pancreatic cancer, including Revolution Medicines’ Rasonque ™ (daraxonrasib).

The presentation examines recent advances in pancreatic cancer treatment and the scientific rationale for combining RAS inhibition with immune stimulation to potentially enhance and extend clinical benefit. It also highlights previously reported Ampligen clinical observations, the ongoing Phase 2 DURIPANC program and anticipated 2027 milestones.

AIM Chief Executive Officer Thomas K. Equels states: “Ampligen has been demonstrated to be a powerful innate immunomodulator with broad-spectrum anti-tumor proliferation effects, while the RAS-targeted therapy daraxonrasib represents a new and promising development which, I believe, will likely become a first-line therapy for pancreatic cancer. I see great potential in bringing the two together. While daraxonrasib targets the signaling pathways that drive tumor growth, Ampligen is designed to stimulate innate and adaptive immune responses, which helps set Ampligen apart among late-stage clinical trials for pancreatic cancer. We believe these potentially complementary mechanisms of action provide a compelling foundation for investigating how Ampligen might enhance and prolong the benefits of targeted RAS treatment, which is especially significant because of daraxonrasib’s potential to become the standard of care therapy for pancreatic cancer in the very near future.”

Key Highlights from the Investor Presentation

Daraxonrasib’s Phase 3 Results and the Potential for Complementary Treatment Strategies

The presentation highlights results from the randomized Phase 3 RASolute 302 study evaluating daraxonrasib against investigators’ choice of chemotherapy in previously treated metastatic pancreatic ductal adenocarcinoma.

In the overall study population, daraxonrasib demonstrated:

●	Median overall survival of 13.2 months versus 6.7 months with chemotherapy (hazard ratio: 0.40).
●	Median progression-free survival of 7.2 months versus 3.6 months with chemotherapy (hazard ratio: 0.49).

These findings underscore the progress being made in RAS-targeted treatment and the opportunity to investigate strategies that may further extend disease control.

Complementary Mechanisms Support Further Investigation

Daraxonrasib inhibits RAS(ON) signaling involved in tumor growth, while Ampligen is an investigational Toll-like receptor 3 (TLR3) agonist designed to stimulate innate and adaptive immune responses.

Previously published research involving Ampligen has demonstrated immune modulation involving dendritic cells and T-cell responses. AIM believes these distinct mechanisms support further investigation of whether Ampligen could enhance anti-tumor immune activity alongside RAS inhibition.

The proposed combination remains investigational, and its safety, efficacy and potential to improve outcomes beyond daraxonrasib alone have not been established.

Previously Reported Ampligen Clinical Observations Provide an Encouraging Foundation

The presentation highlights findings from a Netherlands government-approved Named Patient Program evaluating Ampligen following FOLFIRINOX chemotherapy in patients with advanced pancreatic cancer.

In this nonrandomized program, 57 Ampligen-treated patients were compared with 27 historical controls. Exploratory findings included:

●	Median overall survival of 19.7 months versus 12.5 months in historical controls.
●	Median progression-free survival of 12.6 months versus 8.6 months in historical controls.
●	Median overall survival of 34.8 months in an Ampligen-treated subgroup with a baseline neutrophil-to-lymphocyte ratio of 4.5 or less, versus 19.3 months among Ampligen-treated patients with higher ratios.

DURIPANC Program Advancing Toward Key 2027 Clinical Milestones

AIM’s ongoing Phase 1/2 DURIPANC study is evaluating Ampligen in combination with durvalumab (Imfinzi®) in patients with metastatic pancreatic cancer who achieved stable disease following FOLFIRINOX chemotherapy.

The study enrolled 28 patients across Phase 1 and Phase 2. The Phase 2 primary endpoint is clinical benefit rate at 24 weeks. To date, the clinical trial has met each milestone on schedule.

Previously reported interim findings include encouraging tolerability, with only three Grade 3 immune-related adverse events; consistently high patient-reported quality of life; and preliminary evidence of coordinated innate and adaptive immune activation.

AIM anticipates the following milestones:

●	Q1 2027: Phase 2 topline results evaluating clinical benefit rate at 24 weeks.
●	Q3 2027: Additional analyses of overall survival, progression-free survival, quality of life and immune responses.

These findings are expected to help inform future development opportunities, including the potential design of a pivotal Phase 3 trial.

Exploring the Potential to Extend RAS-Targeted Treatment Benefits

The presentation also outlines a proposed development strategy to investigate whether adding Ampligen to ongoing daraxonrasib treatment, or as a post-daraxonrasib maintenance therapy, could strengthen anti-tumor immune responses and potentially extend disease control.

Potential evaluations include safety, biological activity, treatment timing, progression-free survival and duration of response. This proposed strategy is not an established clinical trial protocol, and additional research would be required to evaluate the combination.

Positioning Ampligen for the Evolving Pancreatic Cancer Treatment Landscape

As RAS-targeted therapies continue to advance, AIM believes Ampligen’s immunomodulatory mechanism and existing clinical observations provide a foundation for exploring complementary treatment strategies.

With anticipated DURIPANC milestones in 2027, the Company remains focused on generating additional clinical evidence while evaluating opportunities to expand Ampligen’s potential role in pancreatic cancer treatment.

The Company’s new investor presentation, “The Ampligen Opportunity,” is available here.

About Ampligen®

Ampligen® (rintatolimod) is an investigational immunomodulatory drug that acts through Toll-like receptor 3 (TLR3) signaling. It is being investigated for its potential to stimulate innate and adaptive immune responses across multiple disease settings, including cancer. In pancreatic cancer, research has demonstrated immune modulation involving dendritic-cell-mediated T-cell responses. Ampligen is not approved by the U.S. Food and Drug Administration for the treatment of pancreatic cancer.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of its lead product, Ampligen® (rintatolimod), for the treatment of late-stage pancreatic cancer, a lethal and unmet global health problem. Ampligen is a dsRNA and highly selective TLR3 agonist immuno-modulator that has shown broad-spectrum activity in clinical trials.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Trademark Note

Rasonque™ is a registered trademark of Revolution Medicines Inc. AIM ImmunoTech is not affiliated with, sponsored by, or endorsed by Revolution Medicines Inc.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. Any forward-looking statements set forth in this press release speak only as of the date hereof. Such forward-looking statements may include statements relating to: the potential of Ampligen to enhance and extend clinical benefit; the potential of combined treatment approaches to pancreatic cancer; the potential for any such effect to be durable or long-lasting; Ampligen’s potential to complement existing therapies and to overcome biological barriers that have limited treatment success in pancreatic cancer; the timing, conduct and outcome of the DURIPANC primary endpoint analyses, biomarker evaluations and overall survival follow-up; the timing and outcome of planned regulatory interactions; the Company’s long-term pancreatic cancer development strategy and its efforts to position Ampligen for the next stage of development; and the Company’s ability to create long-term value for its stockholders. Forward-looking statements include statements attributed to, or made by, the Company’s Chief Executive Officer in this press release. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact, including statements regarding the potential of Ampligen’s mechanism of action, anticipated regulatory milestones, our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. Words such as “believe,” “may,” “might,” “will,” “could,” “should,” “can,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “envision,” “potential” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof, except as required by applicable law. The Company is in various stages of seeking to determine whether Ampligen will be effective in the treatment of multiple types of viral diseases, cancers, and immune-deficiency disorders, and disclosures in the Company’s reports filed with the SEC, on its website, and in its press releases set forth its current and anticipated future activities. These activities are subject to change for a number of reasons. Significant additional testing and trials will be required to determine whether Ampligen® will be effective in the treatment of these conditions. Results obtained in preclinical studies do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen® will be efficacious in humans. No assurance can be given as to whether current or planned clinical trials will be successful or yield favorable data, and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, lack of adequate funding, or a change in priorities at the institutions sponsoring other trials. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data. No assurance can be given that the findings in preliminary studies will prove true or that such studies will yield favorable results, or that future studies will not result in findings that are different from those reported in the studies referenced in the Company’s reports filed with the SEC, on the Company’s website, and in its press releases. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. The Company cannot assure that its potential foreign operations will not be adversely affected by these risks.

For a detailed discussion of these and other risk factors, please review the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available at www.sec.gov and www.aimimmuno.com. You should not place undue reliance on any forward-looking statements. The information found on the Company’s website or on other websites referenced or linked to in this press release is not incorporated by reference into this press release and such information is referenced or linked for reference purposes only.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com